Exhibit 5.1

[Letterhead of Debevoise & Plimpton LLP]

May 27, 2009

Hertz Global Holdings, Inc.

225 Brae Boulevard

Park Ridge, New Jersey 07656

Ladies and Gentlemen:

We have acted as special counsel to Hertz Global Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of (a) 46,000,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) pursuant to an Underwriting Agreement dated May 20, 2009 between the Company and the several underwriters named therein (the “Common Stock Underwriting Agreement”) and (b) $450,000,000 principal amount of the Company’s 5.25% Convertible Senior Notes due 2014 (the “Notes”) pursuant to an Underwriting Agreement dated May 20, 2009 between the Company and the several underwriters named therein (the “Notes Underwriting Agreement” and, together with the Common Stock Underwriting Agreement, the “Underwriting Agreements”). The Notes are being issued under the Indenture dated as of May 27, 2009 (the “Indenture”), between the Company and Wells Fargo Bank, National Association as trustee (the “Trustee”).  This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-159348) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) relating to the issuance and sale of the Shares and the Notes and the issuance of shares of Common Stock by the Company upon conversion of the Notes in accordance with the conversion provisions thereof (the “Conversion Shares.”)

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.  In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies; (iv) the legal capacity of all natural persons executing documents; (v) the due authorization, execution and delivery of the Indenture by the Trustee, (vi) the enforceability of the Indenture against the Trustee and (vii) the due authentication of the Notes on behalf of the Trustee in the manner provided in the Indenture.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.                                       The Shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the State of Delaware.

2.                                       The Notes have been duly authorized and executed by or on behalf of the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and are entitled to the benefits of the Indenture.

3.                                       The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Notes by all necessary corporate action on the part of the Company and such shares, when issued upon such conversion in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the laws of the State of Delaware, in each case as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the caption “Legal Matters” in each of the Prospectus Supplements, dated as of May 20, 2009, relating to the Shares and the Notes, respectively. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP